Exhibit 99.1

Femasys Achieves Australian and New Zealand Regulatory Approvals for FemaSeed® for First-Line Infertility Treatment and FemVue Diagnostic

-- Milestone expands global reach and reinforces commitment to accessible, first-line infertility solutions --

ATLANTA – July 1, 2025 – Femasys, Inc., (Nasdaq: FEMY), a leading biomedical innovator addressing significant unmet needs in women’s health worldwide, with a broad portfolio of disruptive, accessible, in-office therapeutic and diagnostic products announces the achievement of regulatory approvals in Australia and New Zealand for its next-generation infertility solutions: FemaSeed® for first-line intratubal insemination treatment and FemVue® for diagnostic evaluation.

“Securing regulatory approvals in Australia and New Zealand mark another important step in expanding global access to our innovative infertility solutions,” said Kathy Lee-Sepsick, CEO and Founder of Femasys. “With FemaSeed and FemVue, we are delivering much-needed, first-line options that address critical gaps in care for women struggling with infertility. These milestones not only validate the clinical value of our platform but also create meaningful commercial opportunities as we continue to grow revenue and broaden our global footprint.”

About FemaSeed

FemaSeed® is a next-generation artificial insemination solution that enhances fertilization by precisely delivering sperm to the fallopian tube, the natural site of conception. Offering a safe, accessible, and cost-effective first-line treatment, FemaSeed provides a more effective alternative to intrauterine insemination (IUI). In the pivotal clinical trial (NCT0468847), it achieved over double the pregnancy rates of IUI in cases of low male sperm count.1 FemaSeed is an affordable, less invasive, lower-risk option before IVF. It is authorized for use in the U.S., Europe, UK, Canada, Israel, Australia and New Zealand. Learn more at www.femaseed.com.

About FemVue
FemVue® is a transformative, ultrasound-based alternative to radiologic imaging procedures for evaluating fallopian tube patency. It creates natural saline and air contrast for a safe, reliable, real-time assessment, all within the comfort of the gynecologist’s office. When combined with a uterine cavity evaluation, it offers a comprehensive fertility exam. Because FemaSeed® requires at least one open fallopian tube, FemVue serves as an essential companion diagnostic to guide appropriate patient selection. It is authorized for use in the U.S., Japan, Europe, UK, Canada, Israel, Australia and New Zealand. Learn more at www.femvue.com.

About Femasys
Femasys is a leading biomedical innovator focused on addressing critical unmet needs in women’s health with a broad, patent-protected portfolio of disruptive, accessible, in-office therapeutic and diagnostic products. As a U.S. manufacturer with global regulatory approvals, Femasys is actively commercializing its lead product innovations in the U.S. and key international markets. Femasys’ fertility portfolio includes FemaSeed® Intratubal Insemination, a groundbreaking first-line infertility treatment and FemVue®, a companion diagnostic for fallopian tube assessment. Published clinical trial data show FemaSeed is over twice as effective as traditional IUI, with a comparable safety profile, and high patient and practitioner satisfaction.1

FemBloc® permanent birth control, the first and only non-surgical, in-office alternative to centuries-old surgical sterilization, has received regulatory approval in Europe. Commercialization of this highly cost effective, convenient and significantly safer approach will begin in Spain through engaged partnerships followed by select European countries. Alongside FemBloc, the FemChec® is a diagnostic product that enables an ultrasound-based test to confirm procedure success. Published data from initial clinical trials demonstrated compelling effectiveness, five-year safety, and high patient and practitioner satisfaction.2 For U.S. FDA approval, enrollment in the FINALE pivotal trial (NCT05977751) is ongoing.

Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

References
1Liu, J. H., Glassner, M., Gracia, C. R., Johnstone, E. B., Schnell, V. L., Thomas, M. A., L. Morrison, Lee-Sepsick, K. (2024). FemaSeed Directional Intratubal Artificial Insemination for Couples with Male-Factor or Unexplained Infertility Associated with Low Male Sperm Count. J Gynecol Reprod Med, 8(2), 01-12. doi: 10.33140/JGRM.08.02.08.

2Liu, J. H., Blumenthal, P. D., Castaño, P. M., Chudnoff, S. C., Gawron, L. M., Johnstone, E. B., Lee-Sepsick, K. (2025). FemBloc Non-Surgical Permanent Contraception for Occlusion of the Fallopian Tubes. J Gynecol Reprod Med, 9(1), 01-12. doi: 10.33140/JGRM.09.01.05.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors:
IR@femasys.com

Media Contact:
Media@femasys.com